Exhibit 10.5

March 25, 2010

Mr. Steve Lipscomb

President/CEO

Ante5, Inc.

slipscomb@ante4.com

Cell: (213) 216-4489

Work: (323) 330-9881

Dear Mr. Lipscomb:

1.              Introduction

This letter confirms the engagement of KSNE2 Enterprises, LLC. (“KSNE2”) by Ante5, Inc. (“you,” “your” or “Ante5” or the “Company”) to provide certain accounting services to the Company described below (the “Engagement”). This letter of engagement and the related supporting schedules constitute the engagement contract (the “Engagement Contract”) pursuant to which the Services will be provided.

2.      Scope of Services

To the extent requested by the Company, KSNE2 will provide the following services (the “Services”) outlined below:

1.	Provide the services of Todd Peterson, CPA for overall engagement oversight and consultation; and

2.	Assist your current accounting staff in preparing meaningful financial reports to enable management to make effective forecasting, marketing, and budget decisions;

3.	Evaluate the current accounting processes and present recommendations on enhancements that will create future economic benefits;

4.	Assist the Company with the audit process including providing documents, statements and schedules to your auditor;

5.	Interact in management meetings to the extent management requests;

3608 MALLARDWOOD DRIVE • LAS VEGAS, NEVADA  89129 • PHONE: (702) 461-1665 • FAX: (702) 543-9596

6.	Provide such other services as may be requested by management at the hourly rates as defined in the compensation requirements section below, including, but not limited to:

a.               Design, evaluate and maintain the Company’s disclosure controls and procedures and internal control over the financial reporting, and if requested by the Company, sign representations and certifications for submission with SEC filings as to such controls;

b.              Prepare the Form 1120, U.S. Income Tax Return for a US Corporation;

c.               Prepare additional bookkeeping services.

We will keep you informed in advance as to our intended staffing and will not add additional Consultants to the assignment without first obtaining your consent that such additional resources are required and do not duplicate the activities of other employees or professionals. In addition, we will promptly on your request provide additional qualified Consultants. Moreover, we will attempt to utilize Company personnel to fulfill such roles and will take such steps as may be necessary to avoid duplication with the Company’s other professionals. Furthermore, we will obtain your consent as to the areas of responsibility being filled by all Consultants and will adjust the staffing level upwards or downwards as you direct.

In addition to these specific services, we understand that at your request and to the extent appropriate, such Consultants may be asked to participate in meetings and discussions with the Company and other constituencies and their respective professionals.

The services of the Consultants may be performed by KSNE2 or by any subsidiary of KSNE2, as KSNE2 shall determine. KSNE2 may also provide non-officer services through agents or independent contractors. References herein to KSNE2 and its employees shall be deemed to apply also, unless the context shall otherwise indicate, to employees of each such subsidiary and to any such agents or independent contractors and their employees. Prior to providing services hereunder, each Consultant, KSNE2 subsidiary, agent, independent contractor and employee thereof shall execute a confidentiality agreement similar to the Confidentiality Agreement (as defined in Section 4).

3.      No Assurance on Financial Data

Because of the time and scope limitations implicit in this Engagement, the depth of our analyses and verification of the data is significantly limited. We understand that our Consultants are not being requested to perform an audit or to apply generally accepted auditing standards or procedures for such purposes.

4.      Privileged and Confidential Information and Work Product

The Company acknowledges that all consulting-related advice (written or oral) given by the Consultants to the Company in connection with the Engagement is intended solely for the benefit and use of the Company (limited to the Board of Directors thereof and management) and we understand that the Company has agreed to treat any consulting-related advice received from us, whether orally or in writing, confidential and, except as provided in this Engagement Contract, will not publish, distribute or disclose in any manner any consulting-related advice developed by or received from us without our prior written approval (except to the Company’s respective officers, directors, employees, attorneys, advisors, shareholders, lenders, or prospective investors or lenders and persons who have a need to know such information in order to perform services under this Engagement Contract). Such approval shall not be unreasonably withheld. Our approval is not needed if (a) the advice sought is required to be disclosed by law or the rules of the OTCB Market or any stock exchange upon which the Company’s stock is listed or by an order binding on the Company or us, issued by a court having competent jurisdiction over the Company or us, as applicable (unless such order specifies that the advice to be disclosed is to be placed under seal), (b) such information is otherwise publicly available, (c) the disclosure is of information in the possession of the Company prior to this Engagement or is independently developed by the Company, or (d) the disclosure is of information acquired from a third party who, to the Company’s knowledge, owes no obligation of confidence with respect to such information.

We agree that all non-public, confidential or proprietary information (“Information”) that is received by us from the Company or the Company’s accountants or outside counsel in connection with this engagement will be confidential between KSNE2 and the Company.

5.      Fees

Our agreed upon compensation for the services to be rendered pursuant to this letter agreement is set forth on Schedule I. We will also be reimbursed for customary and reasonable documented out-of-pocket expenses including, but not limited to, travel, lodging, costs of reproduction, reasonable out-of-pocket counsel fees not to exceed $5,000 and other direct expenses.

We will require a retainer (the “Retainer”) of $2,000, due upon the execution of this Engagement Contract. We will further submit to the Company monthly invoices for services rendered and expenses incurred by additional Consultants, which are due within 30 business days of receipt. Upon the conclusion of this engagement, the Retainer either will be returned to the Company upon payment in full of all of our outstanding invoices or, if such payment has not been made, in our sole discretion, applied to any outstanding invoice.

It is understood that if employees of KSNE2 are required to testify at any administrative or judicial proceeding relating to this matter (whether during the term of this letter agreement or after termination), KSNE2 will be compensated by the Company at the regular hourly rates for each such employee, in effect at the time, and reimbursed for reasonable out-of-pocket expenses (including reasonable counsel fees).

6.      Conflicts of Interest

Based on the list of interested parties provided by you, we have undertaken a limited review of our records to determine KSNE2’s professional relationships with the Company, the Administrative Agent and the existing lenders. From the results of such review, we are not aware of any conflicts of interest or relationships that would preclude us from performing the above Services for you.

As you know, we are a consulting firm and we are regularly engaged by new clients that may include one or more of the potentially interested parties. We will not accept an engagement with any of the potentially interested parties or any other party that directly or materially conflicts with this Engagement without your prior written consent.

7.      Limitation of Liability

The Company agrees to indemnify, hold harmless and defend KSNE2 against any and all losses, claims, damages, liabilities, penalties, judgments, awards, amounts paid in settlement, reasonable out-of-pocket costs, fees, expenses and disbursements including, without limitation, the reasonable out-of-pocket costs, fees, expenses and disbursements, as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which KSNE2 is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with the engagement of KSNE2 by the Company or any services rendered pursuant to such engagement; provided that the Company will not be responsible for payment of indemnification amounts hereunder (and any indemnified person shall reimburse the Company for indemnification amounts already paid) that are determined by a final judgment of a court of competent jurisdiction to have resulted from an indemnified person’s bad faith, self dealing, gross negligence or willful misconduct. These indemnification provisions extend to the officers, directors, principals, members, managers, and employees of KSNE2 and shall survive for 1 year after the termination or expiration of the engagement. The contract rights to indemnification conferred in this paragraph shall not be exclusive of any other right that any indemnified person may have or hereafter acquire under any statute, agreement, order of a bankruptcy court or pursuant to any directors and officers liability insurance policy (including any such policy identified in Schedule I). The Company shall also reimburse any indemnified person for all reasonable out-of-pocket expenses incurred in connection with enforcing such indemnified person’s rights under this letter agreement.

In addition to the above indemnification, KSNE2 personnel serving as employees of the Company will, to the extent permitted by applicable law, be entitled to the benefit of the indemnities provided by the Company to its officers and directors, whether under the Company’s by-laws, certificate of incorporation, by contract or otherwise.

The parties intend that an independent contractor relationship will be created by this letter agreement. As an independent contractor, KSNE2 will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. None of KSNE2’s employees serving as a Temporary Employee, including Todd Peterson in his capacity as Financial Consultant of the Company, will be entitled to receive from the Company any salary, bonus, compensation, vacation pay, sick leave, retirement, pension or social security benefits, workers compensation, disability, unemployment insurance benefits or any other Company employee benefits. KSNE2 will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business (including those related to Todd Peterson and the Consultants).

8.      Waiver of Jury Trial/Dispute Resolution

The Company agrees that neither it nor any of its assignees or successors shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon or arising out of or in connection with the engagement of KSNE2 by the Company or any services rendered pursuant to such engagement or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph have been fully discussed by the Company and KSNE2 and shall be subject to no exceptions.

9.      Term of Engagement

This letter agreement shall be effective as of the date hereof and shall continue in effect until termination or completion of our engagement hereunder. Either you or we may terminate this letter agreement and our engagement at any time upon the giving of at least thirty (30) days prior written notice to the other party or immediately by a party upon a material breach of this Agreement by the other party. Termination shall not affect our right to receive payment for services performed, reimbursement for reasonable out-of-pocket expenses properly incurred (in accordance with the terms of this letter agreement) or the Company’s obligations under Section 7 herein.

If any provision of this Engagement Contract shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excluded from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or as if such provision had not been originally incorporated herein, as applicable.

This Engagement Contract and each related confidentiality agreement constitute the entire understanding between the parties with respect to the subject matter and supersede all prior written and oral proposals, understandings, agreements and/or representations, all of which are merged herein. Any amendment or modification of this letter agreement shall be in writing and executed by each of the parties hereto.

10.    Governing Law and Jurisdiction

This Engagement Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada. The Courts of Nevada shall have exclusive jurisdiction in relation of any claim, dispute or difference concerning the Engagement Agreement and any matter arising from it. The parties hereto irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought to an inconvenient forum or to claim that those Courts do not have jurisdiction.

11.    Notice

All notices required or permitted to be delivered under this Engagement Contract shall be sent, if to us, to the address set forth above, to the attention of Todd A. Peterson, and if to you, to the address for you set forth above, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Engagement Contract shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

12.    Continuation of Terms

The terms of the Engagement Contract that by their context are intended to be performed after termination or expiration of this Engagement Contract, including but not limited to, section 4 and section 7, are intended to survive such termination or expiration and shall continue to bind all parties.

13.    Citation of Engagement

Notwithstanding anything to the contrary contained herein, after the engagement of KSNE2 becomes a matter of public record, we shall have the right to disclose our retention by the Company or the successful completion of its services hereunder in marketing or promotional materials placed by KSNE2, at its own expense, in financial and other newspapers or otherwise.

We look forward to working with you on this matter. Please sign and return a copy of this letter signifying your agreement with the terms and provisions herein. If you have any questions, please contact Todd Peterson at (702) 461-1665 or by facsimile at (877) 833-4456.

Very truly yours,

KSNE2 Enterprises, LLC.

By:	/s/ Todd A. Peterson, CPA
Todd Peterson, CPA
President

Date:	April 22, 2010

Agreed by:

Ante5, Inc.

By:	/s/
Steven Lipscomb

Date:	April 22, 2010

SCHEDULE I

Compensation Requirements

A)

KSNE2 will be paid a one-time fee, as depicted in item 5 above, with commencement of this agreement. Fees in connection with this Engagement for additional consultants and services will be based upon the time spent in providing the services, multiplied by our standard hourly rates, summarized as follows:

Per Hour
Associates / Consultants	$100-150
Administrative	$75-100

As deemed appropriate and necessary and in accordance with the Engagement Contract, in addition to the Consultants, experts or individuals from KSNE2’s specialty service areas, including but not limited to tax and/or insurance consulting, may be called upon to perform specific advising from time to time. Fees for these individuals will be based upon their time reasonably spent in providing those specialty services, multiplied by their hourly rates.

Hourly rates are subject to periodic adjustment. We will notify you of any such changes to our rates. Note that we do not provide any assurance regarding the outcome of our work and our fees will not be contingent on the results of such work. In addition to the fees outlined above, KSNE2 will bill for reasonable expenses relative to the Engagement Contract which may include airfare, meals and hotel accommodations, telephone, industry research as directed by and for the benefit of the Company relative to the Engagement Contract counsel fees, duplicating and printing, etc.

3608 Mallardwood Drive Las Vegas, Nevada 89129 Phone: (702) 461-1665 Fax: (877) 833-4456 www.KSNE2Enterprises.com